Exhibit 2.2

AMENDMENT NO. 1

TO

SEPARATION AND DISTRIBUTION AGREEMENT

This Amendment No. 1 to Separation and Distribution Agreement is being entered into as of January 20, 2009 (this “Amendment”) by and between PDL BioPharma, Inc., a Delaware corporation (“PDL”), and Facet Biotech Corporation, a Delaware corporation (“Facet”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties hereto entered into a Separation and Distribution Agreement, dated as of December 17, 2008 (the “Separation Agreement;” capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement);

WHEREAS, the Parties hereto desire to amend the Separation Agreement in accordance with Section 12.10 thereof and in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1.  The first sentence in paragraph (d) of Section 2.5 of the Separation Agreement is hereby deleted in its entirety and replaced with the following new sentence which shall read in its entirety as follows:

“Facet shall provide PDL in writing with its estimate for the amount of the Selected Liabilities by February 6, 2009 (the “Selected Liabilities Statement”).”

2.   Section 6.5 of the Separation Agreement is hereby deleted in its entirety and replaced with the following paragraph which shall read in its entirety as follows:

“6.5    Payment of Accrued Merit Bonuses.  Facet shall recommend the amount, if any, of the merit bonus with respect to 2008 service to PDL prior to the Effective Time (a “2008 Merit Bonus”) earned by each Facet Employee and each PDL employee whose employment PDL terminated after July 1, 2008 but before the Effective Time because PDL eliminated such employee’s employment position in connection with a reduction in force (each such terminated employee, a “Terminated Transition Employee”), which recommendation shall be made in a manner consistent with the terms of PDL’s 2008 Bonus Program and PDL’s past practices. On or before February 15, 2009, Facet shall deliver to PDL the list of Facet Employees and Terminated Transition Employees who have earned a 2008 Merit Bonus, along with any supporting documentation requested by PDL, which list shall set forth opposite each such person’s name the amount of the 2008 Merit Bonus recommended for each such Facet Employee or Terminated Transition Employee (the “Merit Bonus List”). PDL will review the Merit Bonus List promptly, consider the recommendations of Facet and prior to February 28, 2009, PDL shall pay to each Facet Employee and each Terminated Transition Employee listed on the Merit Bonus List such 2008 Merit Bonus as PDL deems appropriate; provided, however, that the aggregate amount of such 2008 Merit Bonuses which PDL shall pay to all Facet Employees and Terminated Transition Employees (including the amount of matching contributions required by applicable Law, including the Federal Insurance Contributions Act, also known as the Social Security Act of 1935, to be paid by PDL with respect to such 2008 Merit Bonuses) shall be Six Million Six Hundred Seventy-Five Thousand Eight Hundred Twenty-Eight Dollars ($6,675,828).”

3.  Where necessary to give effect to the terms of this Amendment, all reference in the Separation Agreement to the “Agreement” shall be deemed to refer to the Separation Agreement as amended hereby.

4.  All other provisions of the Separation Agreement shall be unmodified and shall remain in full force and effect, in accordance with its terms.

5.  If any provision of this Amendment is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, such provision shall be stricken and the remaining provisions shall remain in full force and effect.

6.  This Amendment shall be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

7.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this Amendment as of the date first written above.

PDL BioPharma, Inc.,

a Delaware corporation

By:	/s/ John P. McLaughlin
Name: John P. McLaughlin Title: President and Chief Executive Office

Facet Biotech Corporation,

a Delaware corporation

By:	/s/ Faheem Hasnain
Name: Faheem Hasnain Title: President and Chief Executive Officer